James M. Halley Q.C., 2	Derek J. Mullan, Q.C.	R. Stuart Wells
M. Douglas Howard	W.W. Lyall D. Knott, Q.C.	William A. Ruskin, 1
Patrick A. Williams	Alexander Petrenko	Bernard Pinsky, 4
Roy A. Nieuwenburg	William C. Helgason	William D. Holder
Nigel P. Kent, 1	Douglas W. Lahay	David W. Kington
Diane M. Bell	Anne L.B. Kober	R. Brock Johnston
Neil P. Melliship	Kenneth K.C. Ing, 11, 13	Darren T. Donnelly
Mark S. Weintraub	Kevin J. MacDonald	Don C. Sihota
R. Barry Fraser	James A. Speakman	Ethan P. Minsky, 6, 7, 9
Brock H. Smith	Nicole M. Byres	Peter Kenward
D. Lawrence Munn, 8	John C. Fiddick	R. Glen Boswall
Virgil Z. Hlus, 4	Stewart L. Muglich, 8	Samantha Ip
Jonathan L.S. Hodes, 1, 5	Gwendoline Allison	Mark J. Longo, 3
Aaron B. Singer	L.K. Larry Yen, 10	Peter M. Tolensky
Amy A. Mortimore	Jane Glanville	Richard T. Weiland
Allyson L. Baker, 3	Warren G. Brazier, 4	Veronica P. Franco
Krista Prockiw	Jeffrey F. Vicq, 15	Brent C. Clark
Conrad Y. Nest, 10	C. Michelle Tribe	James T. Bryce
Jonathan C. Lotz, 8	Cam McTavish	Lisa D. Hobman
Valerie S. Dixon	Satinder K. Sidhu	Tasha L. Coulter
Kari Richardson	Vikram Dhir, 1	Adam M. Dlin
Marta C. Davidson	Rina J. Jaswal	Sarah W. Jones
Michal Jaworski	Jun Ho Song, 4, 8, 16	Shauna K.H. Towriss
Anna D. Sekunova	Kyle M. Wilson	Kristine P. All
Pratibha Sharma	Angela M. Blake	Seva Batkin
David A. Hunter	Matthew R. Ely

August 21, 2009 BY MAIL Del Toro Silver Corp. 400 – 409 Granville Street Vancouver, British Columbia V6C 1T2 Canada	Associate Counsel: Michael J. Roman

Certain lawyers have been admitted to practice in one or more of the following jurisdictions as indicated beside each name:

	Canada	United States	International
	1 Alberta	4. California	11 Hong Kong
	2. Manitoba	5. Colorado	12 South Africa
	3. Ontario	6. District of Columbia	13 United Kingdom
	15. Saskatchewan	7. Florida	14 Ireland
8. New York
9. Virginia
10. Washington
16. Nevada

Attention:	Mark McLeary, President

Dear Sirs:

Re: Del Toro Silver Corp. - Registration Statement on Form S-1

     We have acted as counsel to Del Toro Silver Corp. (the “Company”), a Nevada corporation, in connection with the registration with the Securities and Exchange Commission on Form S-1 (the “Registration Statement”) of up to 2,110,270 shares of the Company’s common stock (the “Registered Shares”) by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). The Registered Shares consist of 1,055,135 shares of the Company’s common stock which are currently outstanding and 1,055,135 shares of the Company’s common stock which may be issued upon the exercise of share purchase warrants.

In connection with this opinion, we have reviewed:

(a)	Articles of Incorporation of the Company;

(b)	Articles of Merger involving the Company;

(c)	Bylaws of the Company and the Amendment to Bylaws of the Company;

(d)	certain records of the Company’s corporate proceedings;

(e)	the Registration Statement and the exhibits thereto;

(f)	the Prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

(g)	such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com
Some lawyers at Clark Wilson LLP practice through law corporations.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or certificates of officers or representatives of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that any Registered Shares that are currently outstanding have been duly and validly authorized and issued, and are fully paid and non-assessable; and

  that any Registered Shares to be issued upon the exercise of the share purchase warrants, once issued in accordance with their terms, including payment of the exercise price, will be duly and validly authorized and issued and be fully paid and non-assessable.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

“Clark Wilson LLP”

cc: United States Securities and Exchange Commission